United States securities and exchange commission logo





                       September 18, 2020

       Jonathan S. Huberman
       Chief Executive Officer
       Software Acquisition Group Inc.
       1980 Festival Plaza Drive, Ste. 300
       Las Vegas, Nevada

                                                        Re: Software
Acquisition Group Inc.
                                                            Preliminary Merger
Proxy on Schedule 14A
                                                            Filed August 12,
2020
                                                            File No. 001-39139

       Dear Mr. Huberman:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Trade & Services